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                                                                    Exhibit 2(a)



                            ASSET PURCHASE AGREEMENT


                ASSET PURCHASE AGREEMENT made as of this 16th day of March, 1998 by and among CANTEL INDUSTRIES, INC., a Delaware corporation, maintaining its principal offices at 1135 Broad Street, Suite 203, Clifton, New Jersey 07013 ("Purchaser") and CHRIS LUTZ MEDICAL, INC., a California corporation, maintaining its principal offices at 23011 Moulton Parkway, No. B-3, Laguna Hills, California 92653 ("Seller") and CHRISTOPHER C. LUTZ and BONOLYN L. LUTZ, residing at 31728 4th Avenue, South Laguna, California 92677 (collectively, the "Stockholders").
                                 P R E A M B L E

                A. Seller desires to sell and Purchaser desires to purchase, substantially all of Seller's assets, properties and rights of Seller's endoscope reprocessing business (the "Business"), for the consideration and upon all of the terms and conditions specified herein.

                B. Christopher C. Lutz and Bonolyn L. Lutz, as trustees of The Lutz Family Trust dated November 27, 1995, are the sole stockholders of Seller.

                C. The Boards of Directors of Purchaser and Seller, respectively, and the stockholders of Seller have approved and adopted this Agreement.

                D. The purchase and sale of the Assets pursuant to this Agreement is intended to be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Code.

                NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do mutually agree as follows:

                1.       CERTAIN DEFINITIONS.

                         The following terms will have the meaning ascribed to
them below. Certain other terms are defined in the text.

                         1.1 "Adjustment": defined in Section 2.2.2.

                         1.2 "Agreement": means this Agreement, as amended,
supplemented or modified from time to time and all Schedules attached hereto.



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                         1.3 "Asset Valuation Schedule": defined in Section
2.2.2.

                         1.4 "Assets": means, except for the Excluded Assets,
all of the assets, properties and rights of the Business in existence on the Closing Date, of every type and description, tangible and intangible, real, personal and mixed, wherever located and whether or not reflected on the books and records of Seller, including without limitation (in each case used in connection with or otherwise related to the Business), all cash on hand and in bank accounts, cash equivalents and investments; all accounts receivable; all business claims; all purchase and sales orders and other contract rights, including without limitation all unfilled orders to be received; all of Seller's right, title and interest in and to brand names, corporate names, service marks, trade names, trademarks, logos, names and slogans, including, without limitation, "CLM" and "Chris Lutz Medical" and pending applications or registrations therefor (the "Marks") and copyrights, patents, and rights, licenses, processes and other intellectual property of, and relating to, the Business; all trade secrets, business and marketing plans and manufacturing know-how; all of Seller's goodwill; all documentation of Seller pertaining to the Business including, without limitation, computer print-outs, accounting records and systems, invoices, customer lists, credit records and information, purchase and sales records and information, merchandise records, sales promotion materials and other documents and items incidental to the Business; all machinery, plant and equipment; all fixtures, furniture and furnishings; all automobiles; all inventories, including all raw materials, work-in-process, finished goods, demonstration and "loaner" units, goods in transit and goods ordered; all drawings, designs, sketches, plans and other similar matters, however evidenced; all supplies; all leasehold interests in equipment and improvements of every kind and description thereon and all interests therein and all rights of every kind or nature then owned or held by Seller and used in the Business; all books and records, files and operating data relating to the Assets; and all owned or leased computer software, hardware, peripherals and related documentation and equipment; provided, however, that the Assets shall not include (A) the minute books, corporate seal, tax returns, and stock records of Seller, (B) the lease for Seller's Facilities, (C) agreements between Seller and its employees, consultants and representatives other than the Manufacturer's Representative Agreements referenced in Schedule 3.15 (which agreements are included in the Assets and hereby assumed by Purchaser) and (D) any and all assets related substantially to Seller's operations as an independent sales representative for endoscopes and related endoscopy equipment sold by Pentax Precision Instrument Corporation (all of the foregoing in (A) through (D) above are collectively referred to as "Excluded Assets").

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                         1.5 "Assumed Contract Obligations": means the
continuing obligations of the Business arising subsequent to the Closing Date under the contracts, leases, commitments, purchase orders and other agreements listed on Schedule 3.15 hereto (subject to obtaining any requisite consents thereunder); provided, however, that Purchaser assumes no liability or obligation for Seller's defaults or its actions or omissions which, with notice or lapse of time or both, would constitute defaults thereunder on or prior to the Closing Date.

                         1.6 "Benefit Plan": defined in Section 3.25.

                         1.7 "Business": defined in Preamble, Paragraph A.

                         1.8 "Cantel Stock": defined in Section 2.2.1(b).

                         1.9 "Capital Stock": means any and all shares,
interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a partnership or other Person (other than a corporation).

                         1.10 "Closing": means the consummation of the
transactions herein contemplated.

                         1.11 "Closing Date": means, as of the close of
business, the date hereof.

                         1.12 "Code": the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                         1.13 "Consulting Agreement": means the Consulting
Agreement to be entered into by and between Purchaser and Christopher C. Lutz, substantially in the form of Schedule 1.13.

                         1.14 "Contractual Obligation": means, as to any Person,
any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                         1.15 "Convertible Securities": means options, warrants,
subscriptions or other commitments or rights of any nature to purchase, or securities convertible into or exchangeable for, Capital Stock.

                         1.16 "Environmental Laws": means any and all Federal,
state, local or municipal laws, rules, orders,

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regulations, statutes, ordinances, codes, decrees or requirements of any
Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

                         1.17 "ERISA": means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

                         1.18 "Escrow": means the escrow established pursuant to
the Escrow Agreement.

                         1.19 "Escrow Agent": defined in Section 2.2.1(c).

                         1.20 "Escrow Agreement": defined in Section 2.2.1(c).

                         1.21 "GAAP": means generally accepted accounting
principles.

                         1.22 "Governmental Authority": means any nation or
government, any state or other political subdivision thereof and any Federal, state, county, local or foreign entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the United States Food and Drug Administration ("FDA") and Environmental Protection Agency ("EPA").

                         1.23 "Hazardous Materials": means any (i) "hazardous
substance," "pollutants," or "contaminant" (as defined in Sections 101(14),(33) of the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or the regulations designated pursuant to Section 102 of CERCLA and found at 40 C.F.R. ss.302), including any element, compound, mixture, solutions, or substance that is or may be designated pursuant to Section 102 of CERCLA;
(ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss.1251, 1321(b)(2)(A) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. ss.ss. 7401, 7412); (vii) asbestos, asbestos-containing material, or


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urea formaldehyde or material that contains it; and (viii) waste oil and other petroleum products.

                         1.24 "IRS": means the Internal Revenue Service.

                         1.25 "Lien": means any mortgage, pledge, hypothecation,
assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

                         1.26 "Market Value": means, with respect to a share of
Cantel Stock, the closing price of Cantel Stock on the Closing Date as reported on the NASDAQ National Market or, if Cantel Stock does not trade on the Closing Date, the closing price of Cantel Stock on the first date immediately preceding the Closing Date that Cantel Stock traded. The Market Value of Cantel Stock on the Closing Date is set forth on Schedule 1.26.

                         1.27 "Marks": defined in Section 1.4.

                         1.28 "Material Adverse Effect": means a material
adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the specified party and its Subsidiaries taken as a whole, (b) the ability of the party to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the other party hereunder or thereunder; provided, however, that the direct costs and expenses of this transaction, including without limitation fees of attorneys, accountants and other such professionals, shall not be considered in determining the existence of a Material Adverse Effect.

                         1.29 "Person": means an individual, partnership,
corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                         1.30 "Purchase Price": defined in Section 2.2.1.

                         1.31 "Requirement of Law": means, as to any Person, any
law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.


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                         1.32 "Scheduled Assets": defined in Section 2.2.2.

                         1.33 "Seller Intellectual Property". defined in Section
3.22.

                         1.34 "Seller Liabilities": means, except for the
Assumed Contract Obligations, any and all obligations, payments and liabilities of Seller (absolute, contingent or otherwise), whether existing now or in the future, including, without limitation, any and all obligations, payments and liabilities related to, arising out of, in connection with, or based upon the following:

                                    (a) accounts payable of Seller;

                                    (b) pension or profit sharing plans or other
Benefit Plans or related trusts covering any of the past or present employees of Seller, or for any violation of any law, rule, regulation or policy governing or applicable to any pension or benefit plan covering past or present employees of Seller or any funding deficiency with respect to, or any breach of or default under the terms of, such plans, occurring prior to or existing on the Closing Date;

                                    (c) Federal, state, local or foreign income
taxes, payroll taxes, franchise taxes, sales and use taxes or other taxes whatsoever with respect to Seller or the Business with respect to any period on or prior to the Closing Date, or any interest, penalties or additions to tax with respect thereto;

                                    (d) indebtedness or other obligation of
Seller for borrowed money, and any guarantees by Seller of any indebtedness or obligation of any other Person for borrowed money;

                                    (e) any civil or criminal penalties or
liabilities or any payments in the nature thereof, or any damages or clean-up costs, under any Federal, state, local or foreign law, rule, regulation or policy governing environmental or occupational health and safety matters, or founded upon a private right of action or third party claim in respect of environmental or occupational health or safety matters, imposed upon, or sought to be imposed upon, Seller, or Purchaser on account of any act or omission of Seller, any of the directors, officers, employees or agents of Seller, or on account of any state of facts or conditions existing on or prior to the Closing Date;

                                    (f) negligence, warranty, product liability
(strict liability or otherwise), fraudulent


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concealment, tort, or other claims in respect of Seller's products manufactured, sold or delivered to customers on or prior to the Closing Date, including, without limitation, monetary damages and repairs and replacements of products;

                                    (g) employees of Seller (whether due prior
to or after the Closing), including, without limitation, salary, bonus, commission, sick pay, vacation pay, severance pay, deferred and accrued compensation, health care and pension benefits, and other compensation payable under contract, benefit plan, or otherwise;

                                    (h) the sale of the Assets hereunder,
including, without limitation, Seller's attorneys' fees;

                                    (i) the operations of Seller and the
Business on or prior to the Closing Date, whether incurred in or outside of the ordinary course of business;

                                    (j) Excluded Assets or other assets of
Seller which are not being assumed by Purchaser pursuant to the provisions of this Agreement; and

                                    (k) the lawsuit described in Schedule 3.14;
and

                                    (l) any act, event or occurrence, or a
failure to act, that constitutes or results in a breach of any representation, warranty or covenant of Seller made herein.

                         1.35 "Seller's Facilities": means the facilities of
Seller located at 23011 Moulton Parkway, No. B-3, Laguna Hills, California.

                         1.36 "Subsidiary": means, as to any Person, a
corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. A Subsidiary, as to any Person, shall include a partnership which has such Person or a Subsidiary of such Person as a general partner of such partnership.


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                         Other Definitional Provisions; Interpretation.

                                    (a) Unless otherwise specified therein, all
terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

                                    (b) The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

                                    (c) The headings in this Agreement are
included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                                    (d) The meanings given to terms defined
herein shall be equally applicable to both the singular and plural forms of such terms.

                2.       SALE AND PURCHASE.

                         2.1 Sale and Purchase of the Assets. Subject to and in
accordance with the terms and conditions contained in this Agreement, effective as of the close of business on the date hereof, Purchaser hereby purchases, acquires and accepts from Seller, and Seller hereby sells, assigns, transfers and delivers to Purchaser, the Assets, free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever, for the Purchase Price specified in Section 2.2 below. Notwithstanding anything expressed or implied to the contrary contained in this Agreement, Seller is not selling and Purchaser is not purchasing the Excluded Assets.

                         2.2 Purchase Price.

                                    2.2.1 The purchase price for the Assets (the
"Purchase Price") is $1,540,000. The Purchase Price shall be paid by Purchaser as follows:

                                        (a) the sum of $220,000 by certified
check and $10,000 by corporate check, payable to the order of Seller, delivered to Seller at the Closing;

                                        (b) 153,104 shares of Common Stock, par
value $.10 per share, of Purchaser (the "Cantel Stock"), which shares have a Market Value as of the Closing Date of $1,110,000; and


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                                        (c) 27,586 shares of Cantel Stock, which
shares have a Market Value as of the Closing Date of $200,000, delivered at the Closing to an independent escrow agent jointly selected by the parties at the Closing (the "Escrow Agent"), to be held in escrow pursuant to an escrow agreement substantially in the form annexed hereto as Schedule 2.2.1 (the
"Escrow Agreement"). Shares of Cantel Stock held in escrow shall be owned exclusively by Seller (with Seller having voting rights and the right to any and all dividends with respect to the shares), subject to forfeiture solely in accordance with the terms of the Escrow Agreement.

                                    2.2.2 Seller has prepared prior to the
Closing Date, an asset valuation schedule (the "Asset Valuation Schedule") that reflects the net value of the cash on hand and in bank accounts, cash equivalents and investments, prepaid expenses, accounts receivable, inventories, and fixed assets included in the Assets (the "Scheduled Assets"), which shall be updated as of the Closing Date. Prior to the Closing Date, Seller has conducted a physical inventory of the inventories included in the Assets, the results of which shall be audited and reviewed by Purchaser within fifteen (15) days following the Closing Date. Purchaser, Seller and their respective authorized representatives, at their own expense, shall have the right to perform such other audit and review procedures with respect to the preparation of the Asset Valuation Schedule as they may determine is necessary. Seller hereby represents, warrants and covenants to Purchaser that the Asset Valuation Schedule delivered on the Closing Date shall, with respect to the Scheduled Assets, (i) be prepared from the books and records of Seller and the physical inventory conducted by Seller (subject to the audit and review of Purchaser), and (ii) be in accordance with GAAP. In the event that there is a dispute as to the accuracy of the Asset Valuation Schedule or in the manner in which the Asset Valuation Schedule was prepared, any unresolved dispute shall be submitted for determination to a nationally recognized accounting firm to be mutually selected by Seller and Purchaser, and the determination by such accounting firm shall be made within 30 days following the submission to them of such dispute and shall be binding upon Seller and Purchaser. Seller and Purchaser shall each bear 50% of the fees and expenses of such accounting firm in resolving such dispute. In the event that the value of the Scheduled Assets as of the Closing Date is determined to be less than $311,000, an amount equal to the difference between $311,000 and the valuation of the Scheduled Assets set forth on the Asset Valuation Schedule (the "Adjustment") shall be paid to Purchaser through a withdrawal of shares of Cantel Stock from the Escrow having an aggregate Market Value, as of the Closing Date, equal to the Adjustment, pursuant to the terms of the Escrow Agreement. In the event that the value of the Scheduled Assets as of the Closing Date is

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determined to be more than $311,000, Purchaser shall deliver to and deposit with the Escrow Agent shares of Cantel Stock having a Market Value, as of the date the Asset Valuation Schedule is finalized, equal to the amount by which the valuation of the Scheduled Assets exceeds $311,000; provided, however, in no event shall Purchaser be obligated to deliver additional shares hereunder having a Market Value in excess of $64,000 pursuant to this sentence. The Asset Valuation Schedule shall be deemed finalized on the date such Schedule is signed by both Seller and Purchaser or, if contested, the date of a final determination of the valuation of the Scheduled Assets by an accounting firm pursuant to this
Section 2.2.2.

                                    2.2.3 Seller and Purchaser agree that upon
completion of, and based upon, the Asset Valuation Schedule (with respect to the Scheduled Assets), Purchaser shall allocate the Purchase Price among the following:

                                     Cash and Cash Equivalents
                                     Investments
                                     Accounts Receivable
                                     Inventories
                                     Fixed Assets
                                     Goodwill and Other Intangibles

Such allocation shall be set forth in a schedule signed by both parties and attached to this Agreement as Schedule 2.2.3 and the parties hereto agree to cooperate in the filing of all documents and instruments with taxing authorities and agencies in the United States as may be necessary or desirable to give effect to those allocations for tax purposes. The allocation shall comply with the terms of Section 1060 of the Code.

                         2.3 Closing. The sale and purchase of the Assets, and
the payment of the Purchase Price contemplated thereby shall take place upon the execution of this Agreement at the offices of Dornbush Mensch Mandelstam & Schaeffer, LLP, 747 Third Avenue, New York, New York 10017.

                         2.4 Documents to be Delivered at Closing by Seller. At
the Closing, Seller shall deliver or cause to be delivered to Purchaser the following in form and substance reasonably satisfactory to Purchaser:

                                    2.4.1 Assignment, duly executed by Seller;

                                    2.4.2 Bill of Sale, duly executed by Seller;

                                    2.4.3 Such other duly executed instruments
of sale, assignment and conveyance, satisfactory in form and


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substance to Purchaser and its counsel, as may reasonably be requested by
Purchaser, conveying to Purchaser good and marketable title to the Assets, free and clear of Liens;

                                    2.4.4 Certified copies of resolutions of the
Board of Directors of Seller and the stockholders of Seller authorizing the execution, delivery and performance by Seller and the stockholders of Seller of this Agreement and the transactions contemplated hereby, certified by its Secretary;

                                    2.4.5 Escrow Agreement, duly executed by
Seller;

                                    2.4.6 Consulting Agreement, duly executed by
Christopher C. Lutz;

                                    2.4.7 Non-compete Agreement of Stockholders,
substantially in the form of Schedule 2.4.7, duly executed by the Stockholders;

                                    2.4.7 A legal opinion of Seller's counsel;
and

                                    2.4.8 Such other documents and instruments
as may reasonably be necessary or desirable to effectuate the transaction provided for in this Agreement.

                         2.5 Documents to be Delivered at Closing by Purchaser.
At the Closing, Purchaser shall deliver or cause to be delivered to Seller the portions of the Purchase Price specified in Sections 2.2.1(a) and (b), and shall deliver or cause to be delivered to the Escrow Agent the portions of the Purchase Price specified in Section 2.2.1(c). In addition, Purchaser shall deliver or cause to be delivered to Seller the following in form and substance reasonably satisfactory to Seller:

                                    2.5.1 Certified copy of resolutions of the
Board of Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, certified by its Secretary;

                                    2.5.2 Escrow Agreement, duly executed by
Purchaser and the Escrow Agent;

                                    2.5.3 Consulting Agreement, duly executed by
Purchaser;

                                    2.5.4 A legal opinion of Purchaser's
counsel; and

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                                    2.5.5 Such other documents and instruments
as may reasonably be necessary or desirable to effectuate the transaction provided for in this Agreement.

                         2.6 No Assumption of Seller Liabilities. Except for the
Assumed Contract Obligations, no liabilities, payments or obligations of Seller or the Stockholders (absolute, contingent or otherwise) arising out of the Business, the ownership or operation of any of the Assets, the consummation of the transactions under this Agreement, or otherwise, are or shall be assumed by Purchaser. Without limiting the generality of the foregoing, and regardless of any liabilities that may be disclosed to Purchaser pursuant to Section 3 hereof, or whether Purchaser may have knowledge of same, Purchaser shall not assume and shall not be deemed to have assumed under this Agreement any Seller Liabilities.

                3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                         Seller and the Stockholders hereby jointly and
severally represent and warrant to Purchaser that the following representations and warranties are true and correct as of the Closing Date and acknowledges that Purchaser is relying on such representations and warranties in connection with its execution, delivery and performance of this Agreement:

                         3.1 Organization of Seller. Seller is a corporation
duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its businesses in all material respects as now being conducted.

                         3.2 Qualification. Seller is duly qualified as a
foreign corporation to transact business in the jurisdictions set forth in
Schedule 3.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller.

                         3.3 Authority. Seller has all requisite corporate power
and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar


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laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                         3.4 Capitalization. Seller's authorized Capital Stock
consists of 100,000 shares of Common Stock, all of which are issued and outstanding as of the Closing Date. No other class of Capital Stock of Seller is authorized or outstanding. All of the issued and outstanding Seller Shares are duly authorized and are legally and validly issued, fully paid and nonassessable. Schedule 3.4 lists all of the stockholders of Seller and the number of shares owned by each such stockholder. Except as set forth in Schedule 3.4, (a) there are no outstanding Convertible Securities to acquire any securities of Seller or its Subsidiaries from Seller or from any of the stockholders of Seller or its Subsidiaries; (b) no shares of Capital Stock of Seller are reserved or set aside as treasury shares for any purpose and no stockholder of Seller has preemptive rights; and (c) there are no voting trusts or other agreements or understandings with respect to the voting of shares of any class of Capital Stock of Seller, except as contemplated by this Agreement.

                         3.5 Title to the Assets. The Assets constitute all of
the assets which are considered part of the Business and all of the assets necessary to conduct the Business as presently conducted. Seller owns outright and has good and marketable title to all of the Assets, in each case free and clear of any Lien. Seller is transferring to Purchaser hereunder good, valid and marketable title to the Assets, free and clear of any and all Liens.

                         3.6 Subsidiaries. Seller has no Subsidiaries and Seller
is not a party to any partnership or joint venture agreement or arrangement or owns any equity interest in any other corporation, partnership or other entity.

                         3.7 Articles of Incorporation and By-laws. Seller has
made available to Purchaser a true, correct and complete copy of the Articles of Incorporation and By-laws of Seller, and all amendments thereto as of the Closing Date. The Articles of Incorporation delivered hereunder has been certified by the Secretary of State of the State of California.

                         3.8 No Conflicts. Except as set forth in Schedule 3.8,
neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, conflict with or will conflict with or has resulted or will result in the breach of or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default or result in the acceleration of any material obligation of Seller under:

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(i) the Articles of Incorporation or By-laws of Seller; or (ii) any Requirement of Law or Contractual Obligation of Seller and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation or (iii) interfere with or otherwise adversely affect the ability of Purchaser to utilize the Assets after the Closing Date on substantially the same basis as is now conducted by Seller.

                         3.9 No Material Adverse Change. Since January 1, 1998,
Seller has conducted its business in all material respects only in the ordinary and usual course and there has been no material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of Seller, and no event or condition exists or has occurred which may, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of Seller, whether or not covered by insurance.

                         3.10 Tax Matters. Except as disclosed in Schedule 3.10,
Seller has timely filed, on or before the relevant due dates therefor (including any extensions of time to file), all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns and reports which Seller is required by law to file, all of which were, to the knowledge of Seller, properly prepared on a reasonable basis. Except as disclosed in Schedule 3.10, Seller has paid or provided for all taxes shown to be due on such returns and any amendments thereto. Except as disclosed in Schedule 3.10, there are no unpaid deficiencies or other assessments of tax, interest or penalties owed by Seller. No audit of any tax return of Seller is in progress or, to the knowledge of Seller, threatened.

                         3.11 Compliance with Laws. Except as set forth in
Schedule 3.11, (a) Seller has not received notice from any Governmental Authority alleging a violation by it of, and Seller, to its knowledge, is in compliance with, any Federal, state, county, local or foreign, statute, law, ordinance, regulation or order (i) applicable to it or its business, including without limitation regulations promulgated by the FDA, EPA or OSHA, or related to CE (Central European) Markings, or (ii) which otherwise is applicable to it involving the manufacture, production, storage, possession, sale, delivery or distribution of any of its products or services; (b) Seller has not received any directives or orders from any Governmental Authority related to or affecting any of its products or facilities; (c) Seller has all licenses, permits, orders, authorizations, notifications and approvals of any Governmental Authority (including without limitation, notifications of the FDA under Section 510(k) under the Food, Drug and Cosmetics Act, as amended (the "FDC Act")) material to the conduct of its business as presently conducted (collectively, the "Seller Permits"); and (d) all material Seller Permits, the loss of which could have a Material Adverse Effect, are listed in Schedule 3.11 and are in full force and effect, no violations are or have been recorded in respect of any Seller Permit which currently have or could have a Material Adverse Effect, and no proceeding is pending, or, to the best knowledge of Seller, threatened, to revoke or limit any Seller Permit, the loss of which could have a Material Adverse Effect. Seller has not marketed and is not currently marketing any device in violation of the FDC Act and is in compliance, in all material respects, with all manufacturing and quality assurance standards and other requirements under the FDC Act and FDA regulations applicable to Seller.

                         3.12 No Consents. No consent, approval, order or
authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby.

                         3.13 No Defaults Under Loan Agreements. Seller is not
in default under any Contractual Obligation relating to borrowed money to which it is a party or by which it or its material assets or properties is bound, nor does any condition exist which with notice or lapse of time or both would constitute such default, and each such contract or other agreement relating to borrowed money is in full force and effect. There is no agreement, contract or instrument to which Seller is a party and which evidences, individually or, in the case of related transactions, collectively, indebtedness of Seller for money borrowed.

                         3.14 Litigation. Except as set forth in Schedule 3.14,
Seller is not a party to, nor, to its knowledge, threatened with, any material litigation or judicial, administrative or arbitration proceeding or investigation. Except as set forth in Schedule 3.14, there is no dispute with any Person under contract with Seller which has a Material Adverse Effect on Seller, or is reasonably likely to have a Material Adverse Effect on Seller, and there is no present or to Seller's knowledge, threatened walkout, strike or any other similar occurrence.

                         3.15 Agreements. Schedule 3.15 lists or refers to all
of the following types of contracts and other agreements (whether oral or written) which are not otherwise disclosed herein which provide for payments by or to Seller in excess of $5,000 to which Seller is a party or by or to which it or its assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, employee, consultant or stockholder, including, without limitation, all non-competition agreements with employees; (ii) agreements with any labor union or association representing any employee; (iii) contracts and other agreements for the sale of products or services; (iv) contracts and other agreements for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services; (v) contracts and other agreements for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties other than in the ordinary course of business; (vi) joint venture agreements relating to its assets, properties or business or by or to which it or its assets or properties are bound or subject; (vii) contracts or other agreements under which it agrees to indemnify any person, to share tax liability of any person, or to refrain from competing with any person; (viii) warehousing, distributorship, representative, management, marketing, sales agency or advertising agreements; (ix) any other material contract or other agreement not made in the ordinary course of business (other than those reflected in any other Schedule) including, without limitation, all agreements with any finder, broker or financial consultant; and (x) all confidentiality agreements, non-disclosure agreements, non-solicitation agreements or similar type agreements. All of the contracts and other agreements set forth in Schedule
3.15 are (except as set forth in said Schedule), to the knowledge of Seller, in full force and effect in accordance with their respective terms, and Seller is not in default, nor does any condition exist which with notice or lapse of time or both would constitute a default by Seller, in any material respect, under any of them, nor, to the knowledge of Seller, is any other party to any such contract or other agreement in default in any material respect thereunder on the Closing Date. As of the Closing Date, Seller is not a party to or bound by any contracts or other agreements (other than those identified on a Schedule to this Agreement) which it believes either individually or in the aggregate have a Material Adverse Effect on Seller.

                         3.16 Real Estate. Seller does not own any real
property. Schedule 3.16 sets forth a list of: (i) all leases, subleases or other agreements under which Seller is lessor or lessee of any real property; (ii) all options held by Seller or Contractual Obligations on the part of Seller to purchase or acquire any interest in real property; and (iii) all options granted by Seller to sell or dispose of any interest in real property. Seller is the owner of record, the lessee or lessor under the leases or holder of the options, as the case may be, as set forth in Schedule 3.16. Such leases, subleases and other agreements are in full force and effect and, with respect to

Seller's performance thereunder, no default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by Seller, has occurred thereunder.

                         The real estate leased by Seller, including, without
limitation, Seller's Facilities, is in all material respects free of unlawful contamination from any substance or material presently identified as toxic or hazardous by any Environmental Laws and Seller has not caused or suffered to occur a material spillage or other discharge of any Hazardous Materials or substance within the meaning of any Environmental Law or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by Seller or any material fine upon Seller pursuant to any Environmental Law.

                         3.17 Officers, Directors and Employees. Schedule 3.17
sets forth the name and total compensation of each officer, director, employee and consultant of Seller. Except for employment agreements described in Schedule 3.15, Seller is not a party to any Contractual Obligation which could obligate Seller to pay severance or other similar compensation to an officer, director, employee or other Person solely as a result of the transactions contemplated under this Agreement.

                         3.18 Cash, Bank and Investment Accounts. Schedule 3.18
lists (i) the amount of all cash of Seller on hand, (ii) all cash equivalents of Seller, (iii) all bank accounts (checking, savings and other) of Seller, with a good faith estimate of the cash balances therein as of the Closing Date, and
(iv) all brokerage and other investment accounts of Seller, with a list of the securities therein as of the Closing Date, which Schedule is true, correct and complete (subject to non-material variations in the cash balances of the bank accounts).

                         3.19 Accounts Receivable. Schedule 3.19 represents an
aged accounts receivable listing of Seller as of the Closing Date, which
Schedule is true, correct and complete. Except as set forth in Schedule 3.19, and subject to reserves for bad debts as therein provided, all accounts receivable reflected on Schedule 3.19 have arisen in the ordinary course of business, have been collected or, to the best knowledge of Seller, are collectible in the aggregate recorded amounts thereof in accordance with their terms subject to reserves for bad debts which, to Seller's knowledge, are adequate, and are owned by Seller free and clear of any Lien.

                         3.20 Accounts Payable; Liabilities. Schedule 3.20
represents an aged accounts payable listing of Seller as of the Closing Date, as well as a listing of all other Seller Liabilities as of the Closing Date, whether accrued, absolute, or contingent (and likely of occurring) or otherwise, including, without limitation, amounts payable to employees, agents and representatives, and liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement, which Schedule is true, correct and complete. Seller acknowledges that Purchaser is not assuming any accounts payable or other Seller Liabilities, whether or not reflected on
Schedule 3.20.

                         3.21 Fixed Assets, Inventories and Depreciation
Schedules. Schedule 3.21 represents a listing of all fixed assets and inventories as of the Closing Date that are included in the Assets (including the value of the inventories), which Schedule is true, complete and correct. Seller has made available to Purchaser a depreciation schedule for such fixed assets. The inventories listed on Schedule 3.21 are usable and saleable in the ordinary course of business as presently conducted by Seller, and are in compliance with all applicable Requirements of Law. Such inventories have been valued in accordance with GAAP.

                         3.22 Intellectual Property. Seller owns or is licensed
to use, in each case free and clear of any Lien, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae that are necessary and material to the Business as currently conducted (the "Seller Intellectual Property"). Schedule
3.22 lists all patents, trademarks, trade names, service marks, copyrights and applications included in the Seller Intellectual Property. Except as set forth in Schedule 3.22, Seller has received no notice of any claims by any person, (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by Seller infringes on any patents, (ii) against the use by Seller of any trademarks, trade names, technology, know-how or processes necessary and material for the operation of the business of Seller as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Seller Intellectual Property. Seller has provided Purchaser with a true and complete copy of each patent that constitutes Seller Intellectual Property and each license or sublicense pursuant to which Seller is permitted to sell, distribute or otherwise use Seller Intellectual Property owned by third parties.

                         3.23 Products. Seller has furnished Purchaser with
representative information describing Seller's products and services. Seller has no Contractual Obligations pursuant to which it is obligated to purchase inventory or components and which is not terminable by Seller without a material payment or charge.

                         3.24 Suppliers and Customers. To Seller's knowledge,
the relationships of Seller with its suppliers, representatives, agents, licensors or sublicensors of intellectual property rights and customers are reasonably good commercial or other working relationships and no (i) supplier of products sold or utilized by Seller, the loss of which could have a Material Adverse Effect, or (ii) customer who accounted for more than $50,000 of Seller's sales of products or services during the year ended December 31, 1997 or is reasonably expected to account for more than $50,000 of such sales during the year ending December 31, 1998 or (iii) licensor or sublicensor of intellectual property to Seller, has cancelled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with Seller.

                         3.25 Benefit Plans. Schedule 3.25 sets forth a true and
complete list of all written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by Seller, to which Seller is a party, or under which Seller has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of Seller, or their beneficiaries (hereinafter individually referred to as a "Benefit Plan" and collectively referred to as "Benefit Plans"). Seller has delivered or made available to Purchaser true and complete copies of all documents, as they may have been amended through the Closing Date, embodying the terms of the Benefit Plans.

                         Except for the Benefit Plans identified in Schedule
3.25, there is no "employee pension benefit plan", "employee welfare benefit plan" or "employee benefit plan "within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA. No Benefit Plan to which Seller or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code. For purposes of this Section 3.25, the term "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is under common control with Seller, within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

                         Seller does not maintain and has not maintained a plan
which meets the safe harbor requirements of Section 414(n)(5) of the Code and Seller has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees or any other person. Seller does not maintain and has not maintained any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                         Except as set forth in Schedule 3.25, each Benefit Plan
described in Schedule 3.25 is in full force and effect in accordance with its terms and there are no material actions, suits or claims pending (other than routine claims for benefits) or, to Seller's knowledge, threatened, against any Benefit Plan or any fiduciary thereof and Seller has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Benefit Plan, in any material respect, and Seller is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the Benefit Plans, including, without limitation, ERISA and the Code. With respect to each Benefit Plan, Seller has delivered or made available to Purchaser true and complete copies of the following documents where applicable: (i) the most recent annual report (Form 5500 series) and accompanying schedules filed with the IRS, including any financial statement and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS and any outstanding request for a determination letter; (iii) the most recent summary plan description and all modifications; and (iv) the text of each Benefit Plan and of any trust, insurance or annuity contract maintained in connection therewith. To the knowledge of Seller, neither Seller nor any other "party-in-interest," as defined in Section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, which could subject any Benefit Plan, Seller or Purchaser or any officer, director, partner or employee of Seller or Purchaser or any fiduciary of any Benefit Plan to a material penalty or excise tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                         Except as set forth in Schedule 3.25, Seller is not a
party to any agreement to provide nor does it have an obligation to provide (except pursuant to Section 162(k) of the Code with respect to tax years beginning before January 1, 1989 and Section 4980B of the Code thereafter) any individual, or such individual's spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan. Seller has complied with all its obligations under Section 162(k) and Section 4980B of the Code.

                         3.26 Insurance. Schedule 3.26 lists all material
policies or binders of fire, liability (including product liability), workmen's compensation, vehicular, casualty, directors and officers liability, title or other insurance held by or on behalf of Seller (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under Seller's group medical plan insurance policy). Such policies and binders are in full force and effect. To Seller's knowledge, Seller has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth in Schedule 3.26 and routine medical claims there are no outstanding unpaid claims under any such policy or binder. Seller has not received a notice of cancellation or non-renewal of any such policy or binder and, to Seller's knowledge, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance. Schedule
3.26 contains a brief description of Seller's general liability loss history under the policies of insurance therein listed.

                         3.27 Operations of Seller. Except as set forth in
Schedule 3.27, from January 1, 1997 through the Closing Date, Seller has not (except as contemplated by, or disclosed in, this Agreement):

                                    (i) amended its Articles of Incorporation or
By-laws or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

                                    (ii) issued or sold or purchased any
Convertible Securities, or entered into any contracts or commitments to issue or sell or purchase, any shares of its Capital Stock;

                                    (iii) entered into or amended any material
employment agreement, entered into any agreement with any labor union or association representing any material employee or entered into or amended any material Benefit Plan;

                                    (iv) incurred any indebtedness for borrowed
money;

                                    (v) declared or paid any dividends or
declared or made any distributions of any kind in respect of shares of its Capital Stock;

                                    (vi) waived any right of material value of
its business other than in the ordinary course of its business;

                                    (vii) made any significant change in its
accounting methods or practices or made any significant change in depreciation or amortization policies or rates;

                                    (viii) made any wage or salary increase or
bonus, or increase in any other direct or indirect compensation, for or to any of Seller's officers, directors, or employees in excess of 5% in the aggregate or any accrual for or commitment or agreement to make or pay the same;

                                    (ix) made any loan or advance to any of
Seller's officers, directors, or employees in excess of $2,500 individually or $10,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

                                    (x) made any payment or commitment to pay
any severance or termination pay to any of its officers, directors, or employees;

                                    (xi) entered into any lease (as lessor or
lessee) or sold, abandoned or made any other disposition of any of its material assets or properties, or granted or suffered any Lien on any of its material assets or properties;

                                    (xii) entered into or amended any written
contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                                    (xiii) except for inventories, supplies or
equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity which is material to Seller;

                                    (xiv) entered into any transaction other
than in the ordinary course of business; or

                                    (xv) sold, transferred, assigned or
otherwise disposed of any assets, property or portion of its business which is material to Seller.

                         3.28 Potential Conflicts of Interest. Except as set
forth in Schedule 3.28, to Seller's knowledge, no officer or director of Seller:
(i) owns, directly or indirectly, any
interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any entity which is a competitor, lessor, lessee, customer or supplier of Seller or Purchaser; (ii) has any interest, direct or indirect, in any material property or assets of Seller (except in his capacity as a stockholder of Seller); (iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information of the nature requiring a license for use by Seller which Seller is using or the use of which is necessary for the business of Seller; or (iv) has any material cause of action or other claim whatsoever against, or owes any material amount to, Seller, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under Seller Benefit Plans, expense advances and similar matters).

                         3.29 Absence of Certain Commercial Practices. Neither
Seller nor any director, partner, officer, agent, employee, stockholder or other Person acting on behalf of Seller has (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official of any other Person who is or may be in a position to help or hinder Seller or assist Seller in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Seller or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither Seller nor any director, partner, officer, agent, employee or other Person acting on behalf of Seller has accepted or received or made any unlawful contributions, payments, gifts or expenditures.

                         3.30 Full Disclosure. None of the information of Seller
herein, or supplied by Seller for inclusion in the documents to be prepared in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

                         3.31 Incorporation of Schedules. The Parties recognize
that there may be some overlapping in the disclosure required pursuant to a number of the representations and Schedules set forth above. Failure of disclosure in response to one item shall not be deemed a default so long as disclosure is fairly contained in the Schedules taken as a whole.

                         3.32 Securities Act Representations. Seller understands
that as of the Closing Date (i) the shares of Cantel Stock being issued to Seller pursuant to Section 2.2.1 have not been registered under the Securities Act of 1933, as amended (the "Act"), based upon an exemption from such registration requirements; (ii) the Cantel Stock to be received is "restricted securities," as said term is defined in Rule 144 of the General Rules and Regulations promulgated under the Act; and (iii) the Cantel Stock to be received may not be sold or otherwise transferred unless it has first been registered under the Act and applicable state securities laws or an exemption from the registration provisions of the Act and applicable state securities laws are available with respect to the proposed sale or transfer.

                4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                         4.1 Organization of Purchaser. Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its businesses in all material respects as now being conducted.

                         4.2 Qualification. Purchaser is duly qualified as a
foreign corporation to transact business in the jurisdictions set forth in
Schedule 4.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller.

                         4.3 Authority. Purchaser has all requisite corporate
power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                         4.4 No Conflicts. Neither the execution and delivery of
this Agreement, nor the consummation of any of the transactions contemplated hereby by Purchaser, nor the issuance or delivery of the Cantel Stock pursuant to this Agreement, conflict with or will conflict with or has resulted or will result in the breach of or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default or result in the acceleration of any material obligation of Purchaser or any of its Subsidiaries under: (i) the Certificate or Articles of Incorporation or By-laws of Purchaser or any of its Subsidiaries; or (ii) any Requirement of Law or Contractual Obligation of Purchaser or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                         4.5 Public Reports; Cantel Stock.

                                        (a) Purchaser has heretofore delivered
to Seller a copy of Purchaser's Annual Report on Form 10-K pursuant to Sections 13 or 15(d) of the Exchange Act for the fiscal year ended July 31, 1997 and Purchaser's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997.

                                        (b) Cantel Stock is registered under
Section 12(g) the Exchange Act, is quoted in the National Association of Securities Dealers Automated Quotation System, and is currently subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

                         4.6 Due Diligence. Without limiting the representations
or warranties of Seller and the Stockholders in any way whatsoever, Purchaser hereby acknowledges that it engaged in such due diligence as in its sole discretion it deemed necessary and appropriate.

                5.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                         Notwithstanding any right of Purchaser and Seller fully
to investigate the affairs of the other, Purchaser and Seller each have the right to rely fully upon the representations, warranties, covenants and agreements of the parties contained in this Agreement, all of which shall survive the execution and delivery hereof and the Closing for a period of five years, subject to Section 9.3. The expiration of any time for making claims or maintaining causes of action for breach of representations and warranties under this Agreement shall not affect any claim or cause of action made prior to the date of such expiration.

                6.       CERTAIN ACTIONS AFTER THE CLOSING.

                         6.1 Delivery of Property Received by Seller or
Purchaser After Closing. From and after the Closing Date,

Purchaser shall have the right and authority to collect, for the account of Purchaser, all Assets which shall be transferred or are intended to be transferred to Purchaser as provided in this Agreement, and to endorse with the name of Seller any checks or drafts received on account thereof. Seller agrees that it will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing Date in respect of the Assets transferred or intended to be transferred to Purchaser under this Agreement.

                         6.2 Product Liability Insurance. Seller agrees to
purchase and maintain in effect for four years following the Closing Date, products liability insurance with an insurer reasonably acceptable to Purchaser covering claims related to injuries or alleged injuries occurring prior to the Closing resulting from, in connection with, or arising out of products of Seller. Seller shall be solely responsible for the cost and expense of such insurance. Such insurance shall have a minimum limitation of liability of $1,000,000/$1,000,000 and shall name Purchaser and Purchaser's subsidiaries as additional insured and loss payees. A certificate of such insurance (and each renewal thereof) shall be provided to Purchaser, and will provide that such insurance may be cancelled only upon thirty days' prior written notice to Purchaser.

                         6.3 Removal of Liens. Seller agrees to assist Purchaser
and shall act in good faith in assisting Purchaser, all to the extent reasonably requested by Purchaser, in the removal of any and all Liens whatsoever found to exist on any Asset.

                         6.4 Employees. Seller acknowledges and agrees that
Purchaser does not intend, and shall not be obligated, to employ any employees of Seller. Seller further acknowledges and agrees that Purchaser is not assuming any obligation of Seller for unpaid amounts payable to Employees of Seller, whether due currently or in the future, for salary, accrued bonuses, vacation pay, sales commissions, severance and the like, all of which amounts shall remain the obligations of Seller. Notwithstanding the foregoing, Seller agrees that its employees shall be permitted to provide "transitional" consulting services to Purchaser at Seller's Facilities following the Closing Date through a date no later than May 16, 1998. Purchaser agrees to reimburse Seller for such services in accordance with Schedule 6.4. In addition, Christopher C. Lutz shall provide transitional consulting services to Purchaser pursuant to the Consulting Agreement.

                         6.5 Obligation to Maintain Records. Purchaser agrees to
preserve the financial books and records forming part of the Assets in respect of periods prior to the Closing and which Seller might require for its financial statements and tax returns for a period of eight years after the Closing Date in the same manner as it preserves its own records in respect of the business being acquired hereunder and during such period will permit Seller and its authorized representatives access thereto during normal business hours upon reasonable notice and to make copies thereof at Seller's expense. Seller agrees to be subject to the same obligations as Purchaser under this Section 6.5 with respect to Seller's financial books and records which do not form a part of the Assets (but which may relate, indirectly or otherwise, to the Assets).

                         6.6 Seller Liabilities. From and after the Closing
Date, Seller agrees to discharge when due the Seller Liabilities, except to the extent contested in good faith with the obligee of any such liability.

                         6.7 Non-Competition; Non-Solicitation; Confidentiality.
Seller covenants and agrees that for a period ending five years after the Closing Date, it shall not anywhere in the United States, Canada or another country where Purchaser or any of its Subsidiaries is then conducting business, directly or indirectly, as owner, partner, joint venturer, stockholder, broker, agent, principal, trustee, licensor, or in any other capacity whatsoever (as applicable) (i) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any Person engaged in a similar business to, or which is otherwise competitive with, the Business, (ii) interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, with Purchaser (or any of its Subsidiaries) and any of their respective customers, suppliers, employees, agents or other Persons with whom it deals, (iii) solicit for employment, attempt to employ or assist any other Person in employing or soliciting for employment any employee or executive who is at that time, or was at any time during the preceding year, employed by Purchaser (or any of its Subsidiaries),
(iv) influence or attempt to influence any of the customers of Purchaser (or any of its subsidiaries) (including without limitation customers who prior to the Closing were customers of Seller) to transfer their patronage from Purchaser (or any of its Subsidiaries) to any other Person or (v) solicit business from any customers to whom Purchaser (or any of its Subsidiaries) is then furnishing products or services or to whom Seller has furnished products or services during the two-year period immediately preceding the Closing Date, or from any prospective customers who are currently or are then being actively solicited by Purchaser (or any of its Subsidiaries). Seller shall not, without the previous written consent of Purchaser, from and after the Closing, divulge, furnish or make available to any third party any financial information or other information with respect to the Business or Purchaser (or any of its Subsidiaries), other than to its professional advisors, or as compelled by law or any applicable rule or policy of any securities commission, stock exchange or like body.

                         6.8 Equitable Relief. Seller agrees that the remedy at
law for any breach of the covenants contained in Section 6.7 would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, Purchaser and its Subsidiaries, in addition to any other remedy, shall each have the right to enjoin Seller from any threatened or actual activities in violation thereof and Seller hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which may be brought to enforce any such covenants without the necessity of proof of actual damages. If any portion of the restrictions set forth in Section
6.7 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Seller declares that the territorial and time limitations set forth in Section 6.7 are reasonable and properly required for the adequate protection of the Business being purchased by Purchaser. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

                         6.9 Space Arrangement. Seller agrees that for the
period following the Closing Date through May 31, 1998. Purchaser will have the right to use all of Seller's Facilities to operate the Business in the same manner and fashion as such space is currently used by Seller. Purchaser will be provided only with office building space and utilities services such as electricity, telephones and faxes, but will not be provided with personnel or other services except as provided in Section 6.4. The services hereunder will be provided to Purchaser for a monthly rental of $3,200. At the Closing, Purchaser shall pay Seller rent of $1,600 for the period ending March 31, 1998 and thereafter, Purchaser shall pay Seller $3,200 on the first day of each of April and May 1998 for the periods April 1 - April 30 and May 1 - May 31, respectively. Purchaser shall bear the cost of its own office supplies and other costs and expenses, including, but not limited to telephone, utilities, and the like, while located at the premises. Nothing herein shall be deemed to mean that Seller's employees are employees, agents or representatives of, or otherwise associated in any way with, Purchaser.

                         6.10 Accounts Receivable. The accounts receivable of
Seller acquired by Purchaser hereunder are hereby guaranteed by Seller and, after reasonable efforts by Purchaser are made to collect the accounts for a period of 180 days following the Closing Date, all uncollected accounts receivables may be reassigned by Purchaser to Seller and the face amount thereof shall be paid by Seller to Purchaser from the Escrow in accordance with the Escrow Agreement or, in the absence of adequate amounts in the Escrow, by Seller.

                         6.11 Product Warranty. Purchaser shall, at Seller's
sole cost and expense, use its best efforts to repair or replace, as appropriate, all products returned to Purchaser pursuant to applicable warranties made by Seller with respect to sales made prior to the Closing Date, provided that (a) the payment obligation of Seller hereunder shall apply to only direct costs of labor and parts for warranty services; (b) warranties shall run for a period not exceeding 12 months from the date of shipment; (c) Purchaser shall deliver quarterly reports to Seller indicating in reasonable detail the warranty services and charges for such quarter; and (d) warranty charges shall be paid to Purchaser from the Escrow in accordance with the Escrow Agreement or, in the absence of adequate amounts in the Escrow, by Seller.

                              Purchaser agrees to maintain accurate books and
records with respect to warranty repairs hereunder. Seller, together with its independent representatives and accountants, shall be entitled to audit such books and records for purposes of verifying warranty charges imposed on Seller hereunder. The cost of such audit shall be borne by Seller; provided that if such audit discloses an overcharge by Purchaser on total warranty charges of ten (10%) percent or more, the cost of such audit shall be borne by Purchaser.

                         6.12 Liquidation of Seller. Promptly following the
Closing Date and in no event more than 90 days thereafter, Seller shall liquidate any and all of its assets, if any, remaining after the closing of the transaction contemplated hereunder.

                         6.13 Tax-free Reorganization. The parties acknowledge
and agree that the purchase and sale of the Assets hereunder is intended to be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Code. The parties covenant and agree not to take or refrain from taking any actions that are inconsistent with such treatment. Notwithstanding the foregoing, whether or not the transaction is treated as a tax-free reorganization shall not affect the validity and enforceability of this Agreement and the transactions contemplated hereunder.

                7.       EXPENSES WITH RESPECT TO TRANSACTION.

                         Each party shall pay all fees, costs and expenses
incurred by such party in connection with this transaction, including, without limitation, the fees and expenses of its and their attorneys, accountants and other Persons, and no portion thereof shall be assumed or paid by any other party except as otherwise specifically provided herein.

                8.       ABSENCE OF BROKER.

                         The parties each represent and warrant to the other
that the respective warrantor has not dealt with any Person who is or may be entitled to a broker's commission, finders' fee, investment banker's fee or similar payment from the other party for arranging these transactions or introducing the parties to each other, except for Ken Hughes, a finder engaged by Seller. Seller shall be solely responsible for all amounts due to such finder. Each party shall indemnify and hold the other harmless from the claims of any other broker or finder based upon the actions of such party. Such indemnity shall include all loss, damage and expense including reasonable attorneys' fees.

                9.       INDEMNITIES.

                         9.1 Seller's and Stockholders' Indemnity. Subject to
the limitations set forth in this Article 9, Seller and each of the Stockholders shall jointly and severally indemnify, defend and hold harmless Purchaser and Purchaser's Subsidiaries, and Purchaser's and Purchaser's Subsidiaries' respective officers, directors, employees, agents, representatives and shareholders from and against any losses, liabilities and damages incurred by Purchaser (collectively "Damages") and costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are caused by, arise out of or result from (i) any inaccuracy in or any material breach of any of the representations, warranties, agreements or covenants made by Seller in this Agreement, (ii) any and all Seller Liabilities, (iii) the liability of Purchaser to third parties as a result of noncompliance with the Bulk Sales Act or any similar statute as enacted in any jurisdiction in connection with the transaction contemplated under this Agreement, or (iv) the agreement described in Schedule 3.8.

                         9.2 Purchaser's Indemnity. Subject to the limitations
set forth in this Article 9, Purchaser shall indemnify, defend and hold harmless Seller and Seller's respective officers, directors, employees, agents, representatives and shareholders from and against any and all Damages and costs and expenses (including, without limitation reasonable attorneys' fees and expenses) that are caused by, arise out of or result from (i) the operations of the Business after the Closing and (ii) any inaccuracy in or any material breach of any of the representations, warranties, agreements, or covenants made by Purchaser in this Agreement.

                         9.3 Duration of Indemnities. The indemnities set forth
in Sections 9.1 and 9.2 shall survive the Closing Date and shall remain in effect until the fifth anniversary of the Closing Date; provided, however, that any such indemnities related to a product liability claim (i.e., any claim that would be covered by the insurance described in Section 6.2) shall remain in effect until the fourth anniversary of the Closing Date; and further provided, however, that claims may be asserted under Section 9.1 or 9.2 with respect to any obligation to indemnify which arises under Sections 3.5, 3.10, 3.11, 3.14, 3.16, 3.25, 9.1(ii) at any time on or before the date upon which the liability to which any such claim may related is barred by all applicable statutes of limitation. Any matter concerning a claim which has been asserted hereunder which is pending or unresolved at the end of such period shall continue to be governed by the terms and conditions of this Article 9 until finally terminated or otherwise resolved.

                         9.4 Notification and Participation. If any claim, suit,
action or proceeding is commenced by any third party which might thereafter be made the basis for a claim under this Article 9 by one party (the "Indemnitee") against another (the "Indemnitor"), the Indemnitee shall notify the Indemnitor in writing, providing reasonable detail of such claim, and shall tender the defense thereof to the Indemnitor (prior to the time after which failure to make such tender would materially adversely affect the ability of the Indemnitor to conduct such defense). The Indemnitor may undertake such defense at its own expense by notice to the Indemnitee not later than 10 business days after receipt of a notice that the defense is tendered to it. Failure by the Indemnitor so to notify the Indemnitee that it will undertake such defense shall be a waiver of its right to undertake such defense. If the Indemnitor undertakes any defense, the Indemnitee shall cooperate with the Indemnitor and its counsel in such investigation and defense, and may thereafter participate therein at its own expense, but the Indemnitor shall control such investigation and defense, except that the Indemnitor shall not, without the prior consent of the Indemnitee, voluntarily pay (prior to final judgment) or settle any such claim or liability in any manner that includes the entry of any judicial or administrative injunction or finding of violation of any law or governmental regulation, or otherwise expressly requires the Indemnitee thereafter to take or refrain from taking any action. If the Indemnitor does not undertake the defense of such matter, the Indemnitee shall permit the Indemnitor, at its own expense, to participate in the investigation and defense thereof, but the Indemnitee shall control such investigation and defense. The Indemnitee shall not voluntarily pay (prior to final judgment) or settle any claim or liability which is to be indemnified pursuant to this Article 9, whether or not any suit, action or proceeding has been commenced thereon, where the validity of such claim or liability is disputed in good faith by the Indemnitor, until the Indemnitee has had a bona fide consultation with the Indemnitor and consideration of the views, information and position of the Indemnitor. If the Indemnitee pays or settles any such claim or liability prior to final judgment thereon without consent of the Indemnitor, the right of the Indemnitee to make any claim against the Indemnitor under this Agreement on account of such claim or liability alleged by such third party shall be deemed neither conclusively established nor conclusively denied.

                10.      NOTICES.

                         10.1 All notices required to be given under the terms
of this Agreement or which any of the parties may desire to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                                    10.1.1 As to Purchaser, addressed to it,
1135 Broad Street, Suite 203, Clifton, New Jersey 07013, Attention: James P. Reilly, or such other address or addresses and to the attention of such other Person or Persons as Purchaser may from time to time designate in writing to Seller, with copies thereof addressed to Eric W. Nodiff, Esq., Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York 10017.

                                    10.1.2 As to Seller or the Stockholders,
addressed to it, 31728 4th Avenue, South Laguna, California 92677, Attention:
Christopher C. Lutz or to such other address or to such other Persons as Seller may from time to time designate in writing to Purchaser, with copies thereof addressed to Amy Rypins, Esq., Lewis & Rypins, LLP, 445 Marine View Avenue, Suite 260, Del Mar, California 92014.

                         10.2 Any notice given in accordance with this Section
10 shall be deemed to have been given when delivered personally or by telex or telecopier or on the fifth business day next following the date upon which it shall have been deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or sent by courier mail.

                11.      EFFECTIVENESS OF AGREEMENT.

                         This Agreement shall become effective when executed and
delivered by Purchaser, Seller and the Stockholders and shall be binding in all respects upon the respective heirs, administrators, executors, successors and permitted assigns of each of the parties hereto; provided, however, that no party may assign this Agreement in whole or in part to any Person other than a wholly-owned subsidiary of such party without first obtaining the written consent of all of the other parties, which consent shall not be unreasonably withheld.

                12.      ADDITIONAL DOCUMENTS AND ACTS.

                         Each party agrees that he, she or it will at any time
and from time to time do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be requested by the other party in order to carry out fully and effectuate the transactions herein contemplated in accordance with the provisions hereof.

                13.      COMPLETENESS OF AGREEMENT.

                         This Agreement represents the entire contract between
the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. The Schedules hereto are incorporated herein by reference.

                14.      CAPTIONS.

                         The captions to the Articles contained in this
Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.

                15.      APPLICABLE LAW.

                         This Agreement shall be construed in accordance with
the laws of the State of New York. Any action, suit or other proceeding initiated by the Seller or the Stockholders, on the one hand, and Purchaser, on the other hand, against the other under or in connection with this Agreement shall be brought in any Federal or state court in the State of New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof.

                16.      COUNTERPARTS.

                         This Agreement may be executed in any number of
counterparts each of which shall be considered an original but all of which shall constitute the Agreement by and among the parties.

                17.      SEVERABILITY.

                         Should any term, provision or clause hereof, or of any
other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect any other provisions or clauses hereof or thereof which can be given effect without such invalid provision, all of which shall remain in full force and effect.


                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                           CANTEL INDUSTRIES, INC.



                                           By:  /s/ Craig Sheldon
                                              ----------------------------------
                                                Craig Sheldon, Vice President


                                           CHRIS LUTZ MEDICAL, INC.



                                           By:  /s/ Christopher C. Lutz
                                              ----------------------------------
                                                Christopher C. Lutz, President



                                                /s/ Christopher C. Lutz
                                              ----------------------------------
                                                Christopher C. Lutz


                                                /s/ Bonolyn L. Lutz
                                              ----------------------------------
                                                Bonolyn L. Lutz

                      SCHEDULE 1.13 - CONSULTING AGREEMENT

                          SCHEDULE 1.26 - MARKET VALUE




                The Market Value of a share of Cantel Stock on the Closing Date is $7.25.

                        SCHEDULE 2.2.1 - ESCROW AGREEMENT

                      SCHEDULE 2.2.3 - ALLOCATION OF ASSETS



                         Cash and Cash Equivalents            -
                         Investments                          -
                         Accounts Receivable                  -
                         Inventories                          -
                         Fixed Assets                         -
                         Goodwill and Other Intangibles       -

                          SCHEDULE 4.2 - QUALIFICATION

                Cantel Industries, Inc. is qualified as a foreign corporation in the State of New Jersey.